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                                                                      EXHIBIT 99


                                                                       CONTACTS:
                                          MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                                 (405) 879-9232

FOR IMMEDIATE RELEASE                           TOM PRICE, JR., VICE PRESIDENT-
DECEMBER 18, 1998                                         CORPORATE DEVELOPMENT
                                                                 (405) 879-9257


                 CHESAPEAKE ENERGY CORPORATION RESPONDS TO UNION
                  PACIFIC RESOURCES CORPORATION'S PRESS RELEASE

OKLAHOMA CITY, OKLAHOMA, DECEMBER 18, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) today provided its response to Union Pacific Resources Corporation's press release of December 17, 1998 regarding the federal district court litigation pending in Fort Worth between UPR and Chesapeake. Although the court has ruled on the construction of the patent claims, the court has not yet ruled on the validity of the patent. Despite UPR's characterization of the court's recent ruling, there still remain numerous obstacles for UPR before its patent can be considered judicially upheld. Specifically, Chesapeake's motions for summary judgement which attack the validity of the patent, as now construed by the court, are due to be filed by January 1, 1999. Should any or all of these motions be granted by the court, the patent will be declared invalid.

In addition, even if the court determines that the patent is valid, UPR will have difficulty proving Chesapeake infringed the patent because UPR's claim is based on Chesapeake's use of an unaffiliated third party vendor. Perhaps UPR's biggest obstacle, however, should this case proceed to trial, will be to convince a court that it has suffered any significant measurable damages from the alleged infringement of its patent. Chesapeake believes the damages UPR might be able to prove are minimal. UPR admits it never attempted to license its geosteering technology and never received any monetary compensation for its use. The technology for which UPR seeks patent damages cost Chesapeake only an estimated $5,000 per wellbore and was used on only approximately 140 wells during the period 1994-1996. Additionally, UPR participated as a working interest owner in many of the wells drilled by Chesapeake utilizing the patented technology. If this case should proceed to trial, UPR will have to reconcile the fact it was one of the primary beneficiaries of the alleged infringement of its own patent as a working interest owner in Chesapeake-operated wells.

UPR's claim of having "successfully conclud[ed] an earlier lawsuit over infringement of the same patent by others" refers to a consent judgement from October 1996 in connection with a settlement agreement whereby the alleged infringer, T & T GeoTechnical, Inc., agreed to concede validity and infringement in exchange for a dismissal with prejudice and a de facto license to practice the patented method with only slight variations. No monetary consideration was paid by either side, and UPR and T & T agreed to pay their own attorneys' fees and costs and waived all damage claims each had against the other. In the



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T & T case, the court made no ruling on the merits of any issue in controversy and executed the consent judgement only at the mutual request of the parties. Chesapeake remains confident of its legal position in this case and looks forward to winning the case through its motions for summary judgement or at trial in June 1999.

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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the six-month transition period ended December 31, 1997 and the report filed on Form 10-Q for the three months ended September 30, 1998.

Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on developmental and exploratory drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's Internet address is http://www.chesapeake-energy.com.



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